EXHIBIT 99.6
Employment Agreement
     Employment Agreement, dated as of July 26, 2005, between The Columbia Bank, a Maryland trust company (the “Bank” or “Employer”), Columbia Bancorp, a Maryland corporation (“Columbia”), Fulton Financial Corporation, a Pennsylvania corporation (“Fulton”), and John A. Scaldara, Jr., an adult individual (the “Executive”). The Bank, Columbia and Fulton are collectively referred to herein as the “Companies”.
BACKGROUND
     Executive is currently employed as the President and Chief Operating Officer of the Bank and the President and Chief Operating Officer of Columbia. Bank and Executive have previously entered into an Employment Agreement, dated February 26, 1996, as amended (“Original Agreement”), which provides for certain payments upon the occurrence of a change in control. Columbia and Fulton have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) providing for the merger (the “Merger”) of Columbia with and into Fulton. Following the effective date of the Merger, the Employer desires to employ Executive, and Executive desires to be employed by the Employer, on the terms and conditions contained in this Agreement. In addition, the Executive will receive a portion of the change of control payments provided for in the Original Agreement as further set forth herein.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:
Section 1. Capacity and Duties.
     1.1 Employment: Acceptance of Employment. The Employer hereby employs Executive, and Executive hereby agrees to be employed by the Employer, for the period and upon the terms and conditions hereinafter set forth.
     1.2 Capacity and Duties.
     (a) Executive shall serve as President and Chief Operating Officer of the Bank. Executive shall perform such other duties and shall have such authority consistent with his position as may from time to time reasonably be specified by the Chairman and the Board of Directors of the Bank (the “Board”). Executive shall report directly to the Chairman and shall perform his duties for the Bank principally at the Bank’s offices located in, or at such other locations determined by the Chairman and senior management of Fulton (“Fulton Senior Management”) within a 25 mile radius of Howard County, Maryland, except for periodic travel that may be necessary or appropriate in connection with the performance of Executive’s duties hereunder.
     (b) Executive shall devote his full working time, energy, skill and best efforts to the performance of his duties hereunder, in a manner that will faithfully and diligently further the business and interests of the Bank, and shall not be employed by or participate or engage in or be a part of in any manner the management or operation of any business enterprise other than the Bank without the prior written consent of the Fulton Senior Management, which consent may be granted or withheld in the Fulton Senior Management’s sole discretion. Executive shall be permitted to continue to operate and participate in John A. Scaldara, Jr. & Associates, LLC consistent with past practice.
Section 2. Term of Employment.
     2.1 Term. The term of the Executive’s employment under this Agreement (the Employment Period”) shall commence on the effective date of the Merger (the “Effective Date”) and shall continue until the earlier of (i) the close of business on the date which is three (3) years after the date on which, during the Employment Period, either of the Companies gives written notice of termination of this Agreement to the Executive, or the Executive gives written notice of termination of this Agreement to either of the Companies, as applicable, but not later than the close of business on March 31, 2028, (ii) termination of this Agreement by the Bank for any reason other than Cause (as defined in Section 4.3) or by the Executive other than for Good Reason (as defined in Section 4.2), (iii) death of the Executive, (iv) Disability (as defined in Section 4.4) of the Executive, (v) resignation of the Executive for Good Reason, or (vi) discharge of the Executive for Cause.
Section 3. Compensation.
     3.1 Basic Compensation. As compensation for Executive’s services hereunder, the Bank shall pay to Executive a salary at an annual rate equal to $244,000 (inclusive of any holiday bonus paid by the Bank), payable in periodic installments in accordance with the Bank’s regular payroll practices in effect from time to time. The Executive shall be considered for his normal year-end salary increase and incentive compensation for 2005, which shall be determined by the Bank consistent with past practice. For years subsequent to the initial year of this Agreement, Executive’s salary shall be at least in the amount of his salary for such initial year with such increases, if any, as may be established by the Board of Directors of the Bank (the “Board”). Executive’s annual salary, as determined in accordance with this Section 3.1, is hereinafter referred to as his “Base Salary”. The Executive is expected to continue to participate in the Bank’s incentive compensation plan during the Employment Period. Until the third anniversary of the Effective Date, the Executive’s total compensation during any year of the Employment Period shall not be less than $319,000.
     3.2 Employee Benefits. In addition to the compensation provided for in Section 3.1, Executive shall be entitled during the Employment Period to participate in such of the Bank’s employee retirement and welfare benefit plans and other benefit programs as and to the extent any such benefit programs, plans or arrangements are or may from time to time be in effect during the Employment Period, as determined by the Bank. To the extent Executive is unable to participate in any non-health insurance employee benefit plan or program provided for under this Agreement because he is ineligible to participate under the terms thereof, Employee shall be compensated in respect of such inability to participate through payment by Bank to Executive, on an annual basis, of an amount equal to the annual cost that would have been incurred by Bank (or by Fulton, if the plan or program is maintained by Fulton) if the Executive were able to participate in such plan or program.

     3.3 Vacation. Executive shall be entitled to annual paid vacation, leave of absence and leave for illness or temporary disability in conformity with the Bank’s regular policies and practices which shall be similar to those offered at Fulton’s other bank subsidiaries, and any leave on account of illness or temporary disability shall not constitute a breach by the Executive of his agreements hereunder.
     3.4 Expense Reimbursement. During the term of his employment, the Bank shall reimburse Executive for all reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with its regular reimbursement policies as in effect from time to time and upon receipt of itemized vouchers therefor and such other supporting information as the Bank may reasonably require.
Section 4. Termination of Employment.
     4.1 Voluntary Termination. In the event Executive’s employment is voluntarily terminated by Executive other than for Good Reason (as defined in Section 4.2), the Bank shall be obligated to pay Executive his Base Salary through the effective date of his termination, together with applicable expense reimbursements and all accrued and unpaid benefits and vested benefits in accordance with the applicable employee benefit plan. Upon making the payments described in this Section 4.1, the Bank shall have no further compensation obligation to Executive hereunder.
     4.2 Termination Without Cause; Termination for Good Reason.
     (a) In the event:
     (i) Executive’s employment is terminated by the Bank for any reason other than “Cause” (as defined herein); or
     (ii) Executive’s employment is terminated by Executive for “Good Reason” (as defined herein);
then the Bank shall continue to pay Executive all of the consideration provided for in Section 3.1 above for the three years following such termination. For purposes of the foregoing, the consideration payable under this Section 3.1 shall include the Base Salary (as in effect immediately prior to the termination plus the average of his incentive compensation for the three calendar years preceding the termination), provided the amount of the foregoing payments shall not, prior to the third anniversary of the Effective Date, be less than $319,000 per year. During such period, the Executive shall also continue to be eligible to participate in the employee benefit plans cited in Section 3.2, with the exception of health insurance, to the extent he remains eligible under the applicable employee benefit plans. Health insurance shall be provided as set forth in Section 7.2(b).
     (b) As used herein, the term “Good Reason” shall mean the following:

     (i) material breach of the Bank’s material obligations under this Agreement, provided that the Bank has not remedied such breach after notice and a reasonable opportunity to cure;
     (ii) any decrease in Executive’s Base Salary as increased during his term of employment pursuant to this Agreement (except for decreases that are in conjunction with decreases for substantially all Fulton senior executives), provided that total compensation shall not be less than $319,000, any material reduction in Executive’s duties or authority (other than as a result of the consolidation of the Bank with an affiliate of Fulton, so long as Executive is offered a senior executive position in the combined organization), and any material reduction in Executive’s employee benefits below those required to be provided from time to time pursuant to Section 3.2 and 3.3; or
     (iii) The Bank requiring Executive to be based at a location outside a 25 mile radius of Howard County, Maryland, except for reasonably required travel on Fulton’s or the Bank’s business.
     4.3 Termination for Cause. Executive’s employment hereunder shall terminate immediately upon notice of termination for “Cause” (as defined herein), in which event the Bank shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, expense reimbursement, etc.) accrued under this Agreement as of the date of such termination in accordance with generally accepted accounting principles. As used herein, “Cause” shall mean the following, provided that, in the case of circumstances described in clauses (c), (d) and (e) below, Executive shall have been given notice and a reasonable opportunity to cure:
     (a) fraud committed in connection with Executive’s employment, dishonesty, theft, misappropriation or embezzlement of the Bank’s funds;
     (b) conviction of any felony, crime involving fraud or misrepresentation, or of any other crime (whether or not connected with his employment) the effect of which is likely to adversely affect the Bank or its affiliates;
     (c) a material failure by the Executive to perform his duties under this Agreement;
     (d) use of alcohol or other drugs which interferes with the performance by Executive of his duties; or
     (e) conduct on the part of Executive that brings public discredit or injures the reputation of the Bank or Fulton, in Fulton’s reasonable opinion.

     4.4 Benefits Following Death or Disability.
     (a) Following Executive’s total disability (as determined under the Bank’s long-term disability plan or, if no such plan then exists, by a physician selected by the Board) (“Disability”) or death during the term of this Agreement, the employment of the Executive will terminate automatically, in which event the Bank shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, expense reimbursement, etc.) accrued under this Agreement as of the date of such termination in accordance with generally accepted accounting principles or as otherwise specifically provided herein.
     (b)
     (i) In the event of a termination of this Agreement as a result of the Executive’s death, (A) the Bank shall pay the Executive’s estate an amount equal to six months’ Base Salary at the rate and as required by Section 3.1 and in effect immediately prior to the date of death, (B) to the extent permitted under the terms of the applicable employee benefit plans, the Bank shall continue benefits under the Bank’s sickness, accident or health insurance for a period of six months following death of the Executive for those dependents and beneficiaries of the Executive who were covered by such programs, plans or arrangements at the date of the Executive’s death, and (C) the Executive’s dependents, beneficiaries and estate, as the case may be, will receive such survivor and other benefits as they may be entitled under the terms of the benefit programs, plans, and arrangements described in Section 3.2 which provide benefits upon death of the Executive.
     (ii) In the event of a termination of this Agreement as a result of the Executive’s Disability, (A) the Bank shall pay the Executive an amount equal to six months’ Base Salary at the rate and as required by Section 3.1 and in effect immediately prior to the date of Disability, (B) to the extent permitted under the terms of the applicable employee benefit plans, the Bank shall continue benefits under the Bank’s sickness, accident and health insurance for two years following the date of Disability for the Executive and his dependents and beneficiaries who are covered by such programs, plans and arrangements during the two-year period; and (C) the Executive, and his dependents, beneficiaries and estate, as the case may be, will receive such benefits as they may be entitled under the terms of the employee benefit programs, plans, and arrangements described in Section 3.2 which provided benefits upon Disability of the Executive.
     (iii) For the purposes of (i) and (ii) above, the Executive shall pay the same percentage of the total cost of coverage under the applicable employee benefit plans as he was paying when his employment terminated. The total cost of the Executive’s continued coverage shall be determined using the same rates for health, life and/or disability coverage that apply from time to time to similarly situated active employees.
     4.5 Death or Disability Following Termination of Employment. Executive’s disability or death following his termination pursuant to Section 4.2 shall not affect his right, or if applicable, the right of his beneficiaries, to receive the payments for the balance of the period described in Section 4.2, nor will it affect the right of Executive or his beneficiaries to receive the balance of payments due under Sections 6 and 7 herein.
     4.6 Beneficiary Designation. Executive may, at any time, by written notice to the Bank, name one or more beneficiaries of any benefits which may become payable by the Bank pursuant to this Agreement. If Executive fails to designate a beneficiary any benefits to be paid pursuant to this Agreement shall be paid to Executive’s estate.
Section 5. Restrictive Covenants.
     5.1 Confidentiality. Executive acknowledges a duty of confidentiality owed to the Bank and shall not, at any time during or after his employment by the Bank, retain in writing, use, divulge, furnish, or make accessible to anyone, without the express authorization of the Board or senior management of Fulton, any trade secret, private or confidential information or knowledge of the Bank or Fulton or any of their affiliates obtained or acquired by him while so employed. All computer software, business cards, customer lists, price lists, contract forms, catalogs, books, records, files and know-how acquired while an employee of the Bank, are acknowledged to be the property of the Bank (or the applicable affiliate) and shall not be duplicated, removed from the Bank’s possession or made use of other than in pursuit of the Bank’s business and, upon termination of employment for any reason, Executive shall deliver to the Bank, without further demand, all copies thereof which are then in his possession or under his control.
     5.2 Non-Competition and Nonsolicitation. Executive shall not, during the Employment Period and for a period of three (3) years thereafter, directly or indirectly:
     (a) be or become an officer, director or employee or agent of, or a consultant to or give financial or other assistance to, in each case, within 50 miles of Howard County, Maryland, any person or entity considering engaging in commercial banking or so engaged;
     (b) seek, in competition with the business of the Bank or Fulton, to procure orders from or do business with any customer of the Bank or Fulton;
     (c) solicit or contact any person who is an employee of the Bank or Fulton with a view to the engagement or employment of such person by a third party;
     (d) seek to contract with or engage (in such a way as to adversely affect or interfere with the business of the Bank or Fulton) any person or entity who has been contracted with or engaged to provide goods or services to the Bank; or
     (e) engage in or participate in any effort or act to induce any of the customers, associates, consultants, or employees of the Bank, Fulton or any of their affiliates to take any action which might be disadvantageous to the Bank, Fulton or any of their affiliates;
provided, however, that nothing (i) herein shall prohibit the Executive and his affiliates from owning, as passive investors, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged and (ii) in the event the Executive’s employment is terminated by the Executive for Good Reason or by the Bank other than for Cause, the covenants in this Section 5.2 shall not apply.
     For the purpose of Sections 5.1 and 5.2, Fulton shall be deemed to refer to Fulton and all of its present or future affiliates.
     5.3 Injunctive and Other Relief.
     (a) Executive acknowledges and agrees that the covenants contained herein are fair and reasonable in light of the consideration paid hereunder, and that damages alone shall not be an adequate remedy for any breach by Executive of his covenants which then apply and accordingly expressly agrees that, in addition to any other remedies which the Bank or Fulton may have, the Bank or Fulton shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Executive. Nothing contained herein shall prevent or delay the Bank or Fulton from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of its obligations hereunder.
     (b) In the event Executive breaches his obligations under Section 5.2, the period specified therein shall be tolled during the period of any such breach and any litigation seeking remedies for such breach and shall resume upon the conclusion or termination of any such breach and any such litigation. The remedies set forth in this Section are cumulative and in addition to any and all other remedies available to Bank or Fulton at law or in equity.
Section 6. Prior Agreement. Of the amounts (the “Original Change in Control Payment”) provided for in Section 5.2(a) of the Original Agreement for a termination by Executive upon a “Change in Control”, as defined in the Original Agreement, the Bank shall pay seventy-five percent of the Original Change in Control Payment as set forth in this Section and the remaining twenty-five percent of the Original Change in Control Payment is hereby waived by the Executive. Thirty-seven and one-half percent of the Original Change in Control Payment shall be paid on the Effective Date and thirty-seven and one-half percent of the Original Change of Control Payment shall be paid in a lump sum on the six month anniversary of the Effective Date, provided Executive remains employed by Bank on each payment date (unless such employment is terminated by the Bank without Cause, by the employee for Good Reason or by virtue of the Executive’s death or Disability). If Executive does not remain employed by Bank on any payment date (unless such employment is terminated by the Bank without Cause, by the Executive for Good Reason or by virtue of the Executive’s death or Disability), Executive shall immediately forfeit all future payments to be made on and after such date pursuant to this Section 6. If such employment is terminated by the Bank without Cause, by the Executive for Good Reason or by virtue of the Executive’s death or Disability, all payments to be made pursuant to this Section 6 shall be paid immediately.

Section 7. Payments for Termination or Resignation after a Change in Control.
     7.1 Definitions.
     (a) A “Change in Control,” as used in this Agreement, shall be deemed to have occurred when:
     (i) Any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder) is or becomes the beneficial owner, directly or indirectly, of 25% or more of the voting equity stock of Fulton, or any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder) other than Fulton is or becomes the beneficial owner, directly or indirectly, of 25% or more of the Common Stock of the Bank; or
     (ii) Any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder) gains control of the election of a majority of the Board of Directors of Fulton, or any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder) other than Fulton gains control of the election of a majority of the Board of Directors of the Bank; or
     (iii) Any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder) gains control of the management or policies of either of the Companies; or
     (iv) Either of the Companies consolidates with, or merges with or into, another entity (including a corporation, bank, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein), other than Fulton or another Fulton subsidiary, or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets, or another such entity consolidates with, or merges with or into, such Company, in any such event pursuant to a transaction in which the issued an outstanding shares of the voting equity stock of such Company are converted into or exchanged for cash, securities or other property; or
     (v) Except in the event of a consolidation with, or merger with or into, Fulton or a Fulton subsidiary entity, during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of either Company (together with any directors who are members of the Board of Directors on the date hereof and any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of such Company was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period of whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of such Company then in office
     (b) A “Change in Control Period” shall mean the period commencing 90 days before a Change in Control and ending 365 days after such Change in Control.
     7.2 Amount of Payments. Except as provided in paragraph 7.2(d) and in lieu of amounts payable under Section 4, the Bank will pay the Executive the following amounts in the following circumstances:
     (a) If, during the Change in Control Period, (x) the Executive is terminated by the Bank in the circumstances described Section 4.2(a), or (y) if the Executive resigns for Good Reason (as defined in Section 4.2(b)), the Companies will pay, or cause to be paid, to the Executive:
     (i) (A) if the Executive’s termination or resignation occurs before the Executive has attained the age of 62 years, an amount equal to three (3) times the sum of (i) the Base Salary immediately before the Change in Control and (ii) the average of the incentive compensation paid to the Executive over the past three years (including years in which no incentive compensation was awarded); or (B) if the Executive’s termination or resignation occurs on or after the Executive has attained the age of 62 years, an amount equal to the amount set forth in paragraph 7.2(a)(i)(a) multiplied by a fraction, the numerator of which shall be 1095 minus the number of days which have passed since the Executive’s 62nd birthday, and the denominator of which shall be 1095.
     (ii) An amount equal to that portion, if any, of the Companies’ contribution to the Executive’s 401(k), savings, deferred compensation or other similar individual account plan which is not vested as of the date of termination of Executive’s employment (the “Date of Termination”) (the “Unvested Company Contribution”), plus an amount which, when added to the Unvested Company Contribution, would be sufficient after Federal, state and local income taxes (based on the tax returns filed by the Executive most recently prior to the Date of Termination) to enable the Executive to net an amount equal to the Unvested Company Contribution; and
     (iii) The Companies shall pay the Executive up to $10,000 for executive outplacement services utilized by the Executive upon the receipt by Fulton of written receipts or other appropriate documentation; and
     (iv) Except for the payment provided in (iii) above, such payment shall be made in one lump sum within 15 business days after the Executive’s termination or resignation.
     (b) Except as provided in paragraph 7(d), if the Executive is terminated by the Companies or resigns as described in paragraph 7.2(a), the Executive shall continue to receive all employee benefits available to him pursuant to Section 3.2 of this Agreement that he was receiving immediately before such termination or resignation to the extent he remains eligible under the applicable employee benefit plans. The Executive shall pay the same percentage of the total cost of coverage under the applicable employee benefit plans as he was paying when his employment terminated. The total cost of the Executive’s continued coverage shall be determined using the same rates for health, life and/or disability coverage that apply from time to time to similarly situated active employees. The Executive shall continue to receive such benefits until the earliest of (i) such time as the Executive shall have been receiving substantially similar insurance benefits for six months under subsequent employment, (ii) in the case of life and disability benefits, 36 months after the date of a termination described in Section 7.2(a), and in the case of health insurance, for a period of 120 months from the date of a termination described in Section 7.2(a) or 4.2(a) or (iii) the earlier of March 31, 2028 or such date as Executive is eligible for Medicare.
     (c) Immediately prior to a Change of Control, all stock options and shares of restricted stock held by the Executive pursuant to any stock option plan, stock option agreement or restricted stock agreement shall immediately become vested and exercisable as to all or any part of the shares covered thereby.
     (d) The Executive is to receive no payments under Section 7.2(a) and no benefits under 7.2(b) if the Executive is terminated by either of the Companies during a Change in Control Period after March 31, 2028, or if the Executive is terminated by either of the Companies during a Change in Control Period upon the death or Disability of the Executive or for Cause. In an instance of death or Disability of the Executive, however, the Executive and his dependents, beneficiaries and estate shall receive any benefits payable to them under Section 4.4.
     (e) References in this Section 7.2 to the “Companies” shall include the successors of Fulton and the Bank, as applicable.
Section 8. Miscellaneous.
     8.1 Invalidity. If any provision hereof is determined to be invalid or unenforceable by a court of competent jurisdiction, Executive shall negotiate in good faith to provide the Bank with protection as nearly equivalent to that found to be invalid or unenforceable and if any such provision shall be so determined to be invalid or unenforceable by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity.
     8.2 Assignment: Benefit. This Agreement shall not be assignable by Executive, and shall be assignable by the Bank only to any affiliate or to any person or entity which may become a successor in interest (by purchase of assets or stock, or by merger, or otherwise) to the Bank in the business or a portion of the business presently operated by it. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators, including the restrictive covenants of this Agreement.
     8.3 Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by telegram, fax or telecopy (confirmed by U. S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.
     (a) If to the Bank:
Fulton Financial Corporation
One Penn Square
Lancaster, PA 17604
Attention: General Counsel
     (b) If to Executive:
7168 Columbia Gateway Drive
Columbia, MD 21046
     8.4 Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. The Original Agreement shall be terminated, with no further rights or obligations thereunder due to or from either party, as of the effective date of the Merger. Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing and agreed and executed by the Bank and the Executive. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege shall preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to any occurrence and such failure or delay to exercise any right shall be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.
     8.5 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law.

     8.6 Headings; Counterparts. The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.
     8.7 Further Assurances. Each of the parties hereto shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.
     8.8 Certain Additional Payments.
     (a) Gross-Up Payment Amount. Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Companies to or for the benefit of the Executive, whether paid, payable, distributed or distributable pursuant to this Agreement or otherwise (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”) (or any successor provision) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to in this Agreement as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after the payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.
     (b) Determinations. Subject to the provisions of Section 8.8(c), all determinations required to be made under this Section 8.8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an accounting firm of national standing reasonably selected by Fulton (the “Accounting Firm”), which shall provide detailed supporting calculations to both Fulton and the Executive within 15 business days of the receipt of written notice from the Executive that there has been a Payment, or such earlier time as is requested by Fulton. Any Gross-Up Payment, as determined pursuant to this Section 8.8, shall be paid by Fulton to the Executive within five days of the receipt of the Accounting Firm’s determination. All fees and expenses of the Accounting Firm shall be borne solely by Fulton. Any determination by the Accounting Firm shall be binding upon Fulton and the Executive. As a result of the possible uncertainty in application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments will not have been made by Fulton that should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that Fulton exhausts its remedies pursuant to Section 8.8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Fulton to or for the benefit of the Executive.

     (c) IRS Claims. The Executive shall notify Fulton in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Fulton of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise Fulton of the nature of such claim and the date on which such claim is to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to Fulton (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Fulton notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
     (i) give Fulton any information reasonably requested by Fulton relating to such claim,
     (ii) take such action in connection with contesting such claim as Fulton shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by Fulton and reasonable acceptable to the Executive,
     (iii) cooperate with Fulton in good faith in order effectively to contest such claim, and
     (iv) permit Fulton to participate in any proceedings relating to such claim; provided, however, that Fulton shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section, Fulton shall control all proceedings taken in connection with such contest and, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Fulton shall determine; provided, however, that if Fulton directs the Executive to pay such claim and sue for a refund, Fulton shall, to the extent permitted by applicable law, advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Fulton’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled in his sole discretion to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     8.9 Refunds. If, after receipt by the Executive of an amount advanced by Fulton pursuant to Section 8.8(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to Fulton’s complying with the requirements of such Section) promptly pay to Fulton the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after receipt by the Executive of an amount advanced by Fulton pursuant to Section 8.8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and Fulton does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     8.10 Attorneys’ Fees and Related Expenses. All attorneys’ fees and related expenses incurred by Executive in connection with or relating to enforcement by him of his rights under this Agreement shall be paid in full by the Bank, provided Executive prevails in connection with enforcing his rights under this Agreement.
     8.11 Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in Sections 4 or 7 hereto by seeking employment or otherwise and the Bank shall not be entitled to setoff against the amount of any payments made pursuant to Sections 4 or 7 hereto with respect to any compensation earned by Executive arising from other employment.
     8.12 Indemnification. Except to the extent inconsistent with Bank’s certificate of incorporation or bylaws, the Bank will indemnify the Executive and hold him harmless to the fullest extent permitted by law with respect to his service as an officer and employee of the Bank and its subsidiaries, which indemnification shall be provided following termination of employment for so long as the Executive may have liability with respect to his service as an officer or employee of the Bank and its subsidiaries. The Executive will be covered by a directors’ and officers’ insurance policy with respect to his acts as an officer to the same extent as all other Bank officers under such policies.
     8.13 409A Safe Harbor. Notwithstanding anything in this Agreement to the contrary, in no event shall the Companies be obligated to commence payment or distribution to the Executive of any amount that constitutes nonqualified deferred compensation within the meaning of Internal Revenue Code section 409A (“Code section 409A”) earlier than the earliest permissible date under Code section 409A that such amount could be paid without additional taxes or interest being imposed under Code section 409A. The Companies and the Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Code section 409A and to cause any and all amounts due under this Agreement, the payment or distribution of which is delayed pursuant to Code section 409A, to be paid or distributed in a single sum payment at the earliest permissible date under Code section 409A.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COLUMBIA BANK
By:	/s/ John M. Bond, Jr.
Title:	Chairman and Chief Executive Officer

COLUMBIA BANCORP
By:	/s/ John M. Bond, Jr.
Title:	Chairman and Chief Executive Officer

FULTON FINANCIAL CORPORATION
By:	/s/ Rufus A. Fulton, Jr.
Title:	Chairman and Chief Executive Officer

/s/ JOHN A. SCALDARA, JR.

JOHN A. SCALDARA, JR.